Exhibit 10.4

BLOCK:	2080
LOT:	101
ADDRESS:	61-01 Junction Boulevard, Queens, New York
COUNTY:	Queens

Date:  December 21, 2007

SERIES II

BUILDING LOAN MORTGAGE, ASSIGNMENT OF LEASES

AND RENTS AND SECURITY AGREEMENT

(“this Mortgage”)

FROM

ALEXANDER’S OF REGO PARK II, INC.,

a corporation organized and existing under the laws of Delaware

(“Mortgagor”)

Address and Chief

Executive Office of Mortgagor:	c/o Alexander’s, Inc.

210 Route 4 East

Paramus, New Jersey 07652

TO

PB CAPITAL CORPORATION

as administrative agent for Lenders (as hereinafter defined)

(together with its successors in such capacity, “Mortgagee”)

Address of Mortgagee:	230 Park Avenue

New York, New York 10169

Mortgage Amount: $2,500,000

This instrument prepared by, and after recording please return to:

Schiff Hardin LLP

900 Third Avenue, 23rd Floor

New York, New York 10022

Attention: Graham R. Hone, Esq.

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THE AMOUNT OF THIS MORTGAGE IS $2,500,000.

RECITAL

Mortgagor is the owner of the premises described in SCHEDULE A and proposes to erect substantial improvements thereon. In order to finance the construction thereof, Mortgagor has requested that Lenders provide a loan pursuant to the Loan Agreement identified below, of which up to the Mortgage Amount shall be secured by this Mortgage. Mortgagor has executed and delivered its notes, each dated the date hereof, obligating Mortgagor to pay, in the aggregate, the amount of the loan to be made pursuant to the Loan Agreement, or so much thereof as may be advanced from time to time in accordance with the terms of the Loan Agreement, a portion of which up to the Mortgage Amount is secured hereby. Said notes, as the same may hereafter be amended, modified, extended, severed, assigned, renewed, replaced or restated, and including any substitute or replacement notes executed pursuant to the Loan Agreement, are hereinafter referred to individually and collectively as the “Loan Note”. In addition, Mortgagor may after the date hereof enter into the Interest Rate Protection Agreement (as hereinafter defined) with Counterparty (as hereinafter defined), providing for one or more interest rate hedging transactions. The Loan Note and, if entered into, the Interest Rate Protection Agreement are hereinafter referred to individually and collectively as the “Note”. In the event the Interest Rate Protection Agreement is entered into and in order to avail itself of the benefits of this Mortgage, Counterparty shall be deemed to have appointed Mortgagee to act as its agent hereunder. Notwithstanding the language in the Granting Clause and Section 1.10 or anything else contained herein to the contrary, the maximum amount secured hereby at execution or which under any contingency may become secured hereby at any time hereafter is the Mortgage Amount and all interest, additional interest and late payment and prepayment charges in respect thereof, plus all amounts expended by Lenders or Mortgagee following a default hereunder in respect of insurance premiums and real estate taxes, and all legal costs or expenses of collection of the debt secured hereby or of the defense or prosecution of the rights and lien created hereby.

CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION

Mortgagor and Mortgagee agree that, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified.

“Additional Interest” means any and all sums that shall become due and payable by Mortgagor under the Interest Rate Protection Agreement.

“Business Day” has the meaning given to such term in the Loan Agreement.

“Chattels” means all fixtures, furnishings, fittings, appliances, apparatus, equipment, building materials and components, machinery, boilers, oil burners, power systems, heating, ventilating and air conditioning systems, elevators, and all other chattels and articles of personal property, of whatever kind or nature, and any additions thereto and any replacements, proceeds or products thereof (other than those owned by lessees or those claiming under or through lessees or leased by lessees from parties other than Mortgagor) now or at any time hereafter intended to be or actually affixed to, attached to, placed upon, or used in any way in connection with the complete and comfortable use, enjoyment, development, occupancy or operation of the Premises, and whether located on or off the Premises.

“Counterparty” means any Lender (but only a Lender) in its capacity as a party to any Interest Rate Protection Agreement, and its successors and assigns in such capacity.

“Declaration” has the meaning given to such term in the Loan Agreement.

“Default Rate” has the meaning given to such term in the Loan Agreement.

“Events of Default” means the events and circumstances described as such in Section 2.01.

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“Guarantor” means the party or parties, if any, identified as such in the Loan Agreement.

“Guaranty” has the meaning given to such term in the Loan Agreement.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes, materials or substances, as any of those terms are defined from time to time in or for the purposes of any relevant environmental law, rule, regulation, code, permit, order, notice, demand letter or other binding determination (hereinafter, “Environmental Laws”) including, without limitation, asbestos fibers and friable asbestos, polychlorinated biphenyls and any petroleum or hydrocarbon-based products or derivatives.

“Improvements” means all structures or buildings, and replacements thereof, to be erected or now or hereafter located upon the Premises, including all plant equipment, apparatus, machinery and fixtures of every kind and nature whatsoever forming part of said structures or buildings.

“Interest Rate Protection Agreement” means, collectively, the ISDA Master Agreement between Counterparty (that is a Lender) and Mortgagor with respect to interest rate hedging which may be hereafter entered into by and between Counterparty and Mortgagor, as any of the same may be amended, modified or supplemented from time to time, together with any and all “confirmations” under any thereof, provided, however, that the terms of each of the foregoing shall be subject to Mortgagee’s approval, not to be unreasonably withheld or delayed.

“Lenders” means, collectively, PB Capital, Norddeutsche Landesbank Girozentrale, New York Branch (“NordLB”), Wells Fargo Bank, National Association (“Wells Fargo”), Landesbank Baden-Württemberg, New York Branch (“LBBW”) and Bank of Ireland, Connecticut Branch (“Bank of Ireland”) and such other lending institutions who become “Lenders” pursuant to the Loan Agreement, together with their successors and permitted assigns in accordance with the terms of the Loan Agreement.

“Loan” means that portion of the loan in the Mortgage Amount made by Lenders to Mortgagor pursuant to the Loan Agreement and secured hereby.

“Loan Agreement” means that certain Building Loan Agreement, dated as of the date hereof, among Mortgagor, as Borrower, PB Capital, NordLB, Wells Fargo, LBBW and Bank of Ireland, as Lenders, and Mortgagee, as the same may hereafter be amended, modified or supplemented from time to time.

“Lockbox Agreement” has the meaning given to such term in the Loan Agreement.

“PB Capital” means PB Capital Corporation, in its individual capacity and not as Mortgagee.

“Permitted Exceptions” means any title exceptions or objections shown in the title policy insuring the lien hereof, including matters over which the Title Insurer (as defined in the Loan Agreement) has agreed to insure Mortgagee pursuant to endorsements to such title policy (which endorsements shall be in form and substance reasonably satisfactory to Mortgagee).

“Premises” means the premises described in SCHEDULE A including all of the easements, rights, privileges and appurtenances (including air or development rights) thereunto belonging or in anywise appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired, and as used herein shall, unless the context otherwise requires, be deemed to include the Improvements.

“Premises Documents” means all reciprocal easement or operating agreements, declarations, development agreements, developer’s or utility agreements, and any similar such agreements or declarations now or hereafter affecting the Premises or any part thereof.

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“Required Lenders” has the meaning given to such term in the Loan Agreement.

All terms of this Mortgage which are not defined above shall have the meaning set forth elsewhere in this Mortgage.

Except as expressly indicated otherwise, when used in this Mortgage (i) “or” is not exclusive, (ii) “hereunder”, “herein”, “hereof” and the like refer to this Mortgage as a whole, (iii) “Article”, “Section” and “Schedule” refer to Articles, Sections and Schedules of this Mortgage, (iv) terms defined in the singular have a correlative meaning when used in the plural and vice versa, (v) a reference to a law or statute includes any amendment or modification to, or replacement of, such law or statute and (vi) a reference to an agreement, instrument or document means such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms. The cover page and all Schedules hereto are incorporated herein and made a part hereof. Any table of contents and the headings and captions herein are for convenience only and shall not affect the interpretation or construction hereof.

GRANTING CLAUSE

NOW, THEREFORE, Mortgagor, in consideration of the premises and in order to secure the payment of both the principal of, and the interest (including interest at the Default Rate and Additional Interest) and any other sums payable under, the Note, this Mortgage or the Loan Agreement and the performance and observance of all the provisions hereof and of the Note and the Loan Agreement, hereby gives, grants, bargains, sells, warrants, aliens, remises, releases, conveys, assigns, transfers, mortgages, hypothecates, deposits, pledges, sets over and confirms unto Mortgagee, all its estate, right, title and interest in, to and under any and all of the following described property (hereinafter, the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(i)	the Premises;
(ii)	the Improvements;
(iii)	the Chattels;
(iv)	the Premises Documents;

(v)  all rents, royalties, issues, profits, revenue, income, recoveries, reimbursements and other benefits of the Mortgaged Property (hereinafter, the “Rents”) and all leases of the Mortgaged Property or portions thereof now or hereafter entered into and all right, title and interest of Mortgagor thereunder, including, without limitation, cash, letters of credit or securities deposited thereunder to secure performance by the lessees of their obligations thereunder, whether such cash, letters of credit or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, and including any guaranties of such leases and any lease cancellation, surrender or termination fees in respect thereof, all subject, however, to the provisions of Section 3.01;

(vi) all (a) development work product prepared in connection with the Premises, including, but not limited to, engineering, drainage, traffic, soil and other studies and tests; water, sewer, gas, electrical and telephone approvals, taps and connections; surveys, drawings, plans and specifications; and subdivision, zoning and platting materials; (b) building and other permits, rights, licenses and approvals relating to the Premises; (c) contracts and agreements (including, without limitation, contracts with architects and engineers, construction contracts and contracts for the maintenance, management or leasing of the Premises), contract rights, logos, trademarks, trade names, copyrights and other general intangibles used or useful in connection with the ownership, operation or occupancy of the Premises or any part thereof (excluding the name “Alexander’s” and any variants thereof); (d) financing commitments (debt or equity) issued to Mortgagor in respect

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of the Premises and all deposits and other amounts payable to Mortgagor thereunder; (e) contracts for the sale of all or any portion of the Premises, the Improvements or the Chattels, and all deposits and other amounts payable by the purchasers thereunder; (f) operating and other bank accounts, and monies therein, of Mortgagor relating to the Premises, including, without limitation, any accounts relating to real estate taxes or assessments; (g) interest rate protection agreements entered into by Mortgagor in respect of the Loan, whether pursuant to the Loan Agreement or otherwise, including, without limitation, the Interest Rate Protection Agreement; (h) commercial tort claims related to the Premises, the Improvements or the Chattels; (i) contracts for the purchase of inclusionary housing certificates and 421-a certificates; and (j) any inclusionary housing certificates and 421-a certificates, but in each case of the items set forth above in this paragraph (vi), to the extent assignable;

(vii)all rights of Mortgagor under promissory notes, letters of credit, electronic chattel paper, proceeds from accounts, payment intangibles, and general intangibles related to the Premises, as the terms “accounts”, “general intangibles”, and “payment intangibles” are defined in the applicable Uniform Commercial Code Article 9, as the same may be modified or amended from time to time;

(viii)           all other assets of Mortgagor related in any way to the Premises, subject to certain limitations that may be set forth herein; and

(ix) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards, and all rights of Mortgagor to refunds of real estate taxes and assessments.

TO HAVE AND TO HOLD unto Mortgagee, its successors and assigns forever.

COVENANTS OF MORTGAGOR

Mortgagor covenants and agrees as follows:

Warranty of Title; Power and Authority.

Mortgagor warrants that it has a good and marketable title to an indefeasible fee estate in the Premises subject to no lien, charge or encumbrance except for Permitted Exceptions; that it owns the Chattels, all leases and the Rents in respect of the Mortgaged Property and all other personal property encumbered hereby free and clear of liens and claims; and that this Mortgage is and will remain a valid and enforceable lien on the Mortgaged Property subject only to the exceptions referred to above. Mortgagor has full power and lawful authority to mortgage the Mortgaged Property in the manner and form herein done or intended hereafter to be done. Mortgagor will preserve such title, and will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien hereof against the claims of all persons and parties whomsoever.

Hazardous Materials.

Mortgagor represents and warrants that (i) except as disclosed in environmental reports provided to Mortgagee and to the best of Mortgagor’s knowledge, there has never been a release, deposit, disposal or leak of Hazardous Materials into or upon or under the Premises and the improvements thereon, including by means of burial, disposal, discharge, spillage, leakage, seepage, dumping and the like, that could reasonably be expected to result in liability under any Environmental Law or that has not been fully remediated in accordance with Environmental Law, (ii) neither it nor any portion of the Premises or improvements thereon is in violation of, or subject to any existing, pending or, to the best of Mortgagor’s knowledge, threatened investigation or proceeding by any governmental authorities under, any

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Environmental Law, (iii) there are no claims, litigation, administrative or other proceedings, whether actual or threatened, or judgments or orders, concerning Hazardous Materials relating in any way to the Premises or the improvements thereon and (iv) Mortgagor is not required by any Environmental Law to obtain any permits or licenses to construct or use any improvements, fixtures or equipment with respect to the Premises, or if any such permit or license is required such permit or license has been obtained or Mortgagor reasonably expects that such permit or license will be obtained in due course and will diligently pursue the obtaining thereof. Mortgagor will comply with all applicable Environmental Laws and will, at its sole cost and expense, promptly remove, or cause the removal of, any and all Hazardous Materials or the effects thereof at any time identified as being on, in, under or affecting the Premises which are in violation of any Environmental Law.

Flood Hazard Area.

Mortgagor represents that neither the Premises nor any part thereof is located in an area identified by the Secretary of the United States Department of Housing and Urban Development or by any applicable federal agency as having special flood hazards or, if it is, Mortgagor has obtained the insurance required by Section 1.09.

Further Assurances.

Mortgagor will, at its sole cost and expense, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms hereof, or for filing, registering or recording this Mortgage and, on demand, will execute and deliver, and hereby irrevocably authorizes Mortgagee to execute (including in Mortgagor’s name) and/or file, at any time and from time to time, one or more financing statements (including amendments), chattel mortgages or comparable security instruments, to evidence or perfect more effectively Mortgagee’s security interest in and the lien hereof upon the Chattels and other personal property encumbered hereby.

Information Reporting and Back-up Withholding.

Mortgagor will, at its sole cost and expense, do, execute, acknowledge and deliver all and every such acts, information reports, returns and withholding of monies as shall be necessary or appropriate to comply fully, or to cause full compliance, with all applicable information reporting and back-up withholding requirements of the Internal Revenue Code of 1986, as amended (including all regulations now or hereafter promulgated thereunder) in respect of the Premises and all transactions related to the Premises, and will at all times (i) at Mortgagee’s reasonable request, provide Mortgagee with reasonably satisfactory evidence of such compliance and (ii) notify Mortgagee of the information reported in connection with such compliance.

Filing and Recording of Documents.

Mortgagor forthwith upon the execution and delivery hereof, and thereafter from time to time, will cause this Mortgage, the Loan Agreement and any security instrument creating a lien or evidencing the lien hereof upon the Chattels and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the interest of Mortgagee in, the Mortgaged Property.

Filing and Recording Fees and Other Charges.

Mortgagor will pay all filing, registration or recording fees, and all expenses incident to the execution and acknowledgment hereof, any mortgage supplemental hereto, any security instrument with respect to the Chattels, and any instrument of further assurance, and will pay all federal, state, county and municipal

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stamp taxes and other taxes (other than income, withholding, backup withholding, branch profits, franchise, similar taxes or taxes and fees in lieu of such taxes), duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Note, this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Chattels or any instrument of further assurance.

Payment and Performance of Loan Documents.

Mortgagor will punctually pay the principal and interest (including Additional Interest) and all other sums to become due in respect hereof and of the Note and the Loan Agreement at the time and place and in the manner specified therein, according to the true intent and meaning thereof, all in currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts. Mortgagor will duly and timely comply with and perform all of the terms, provisions, covenants and agreements contained in said documents and in all other documents or instruments executed or delivered by Mortgagor to Mortgagee or Lenders in connection with the Loan, and will permit no failures of performance thereunder.

Type of Entity; Maintenance of Existence; Compliance with Laws.

Mortgagor represents that its correct legal name, jurisdiction of formation/existence and chief executive office or, if applicable, sole place of business (or, if an individual, its principal residence) are as set forth on the cover page hereof. Mortgagor, if other than a natural person, further represents that it has delivered to Mortgagee a current, original certificate issued by the appropriate official of said jurisdiction evidencing such formation and existence, and agrees that it will, so long as it is owner of all or part of the Mortgaged Property, do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a business or stock corporation, partnership, limited liability company, trust or other entity under the laws of such jurisdiction. Mortgagor, if other than a natural person, will (a) not modify or amend such certificate or change its legal name or jurisdiction of formation/existence without Mortgagee’s prior consent, not to be unreasonably withheld, conditioned or delayed and (b) promptly notify Mortgagee of any change to the location of its chief executive office or, if applicable, sole place of business. Mortgagor, if an individual, will not change its legal name or principal residence without first giving Mortgagee at least thirty (30) days’ prior notice. Mortgagor will duly and timely comply with all laws, regulations, rules, statutes, orders and decrees of any governmental authority or court applicable to it or to the Mortgaged Property or any part thereof except where the failure to comply would not have a Material Adverse Effect (as defined in the Loan Agreement).

After-Acquired Property.

All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property, hereafter acquired by, or released to, Mortgagor or constructed, assembled or placed by Mortgagor on the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien hereof as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the Granting Clause hereof, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien hereof.

Payment of Taxes and Other Charges.

Mortgagor, from time to time when the same shall become due and payable, will pay and discharge all taxes of every kind and nature (including real and personal property taxes and income, franchise, withholding, backup withholding, profits and gross receipts taxes), all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all charges for utilities, and all other charges (public or private) whether of a like or different nature, imposed upon or assessed

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against it or the Mortgaged Property or any part thereof or arising in respect of the occupancy, use or possession thereof. Mortgagor will, upon Mortgagee’s request, deliver to Mortgagee receipts evidencing (to Mortgagee’s reasonable satisfaction) the payment of all such taxes, assessments, levies, fees, rents and other charges imposed upon or assessed against it or the Mortgaged Property or any portion thereof.

Upon the occurrence and during the existence of an Event of Default, Mortgagee may, at its option, to be exercised by thirty (30) days’ notice to Mortgagor, require the deposit by Mortgagor, at the time of each payment of an installment of interest or principal under the Note (but no less often than monthly), of an additional amount sufficient to discharge the obligations under this clause (a) when they become due (other than with respect to income, withholding, backup withholding, profits and franchise taxes, similar taxes and taxes and fees in lieu of such taxes). The determination of the amount so payable and of the fractional part thereof to be deposited with Mortgagee, so that the aggregate of such deposits shall be sufficient for this purpose, shall be made by Mortgagee in its reasonable discretion. Such amounts shall be held by Mortgagee without interest and applied to the payment of the obligations in respect of which such amounts were deposited or, at Mortgagee’s option, to the payment of said obligations in such order or priority as Mortgagee shall determine, on or before the respective dates on which the same or any of them would become delinquent. If one (1) month prior to the due date of any of the aforementioned obligations the amounts then on deposit therefor shall be insufficient for the payment of such obligation in full, Mortgagor within ten (10) days after demand shall deposit the amount of the deficiency with Mortgagee. Nothing herein contained shall be deemed to affect any right or remedy of Mortgagee under any provisions hereof or of any statute or rule of law to pay any such amount and to add the amount so paid, together with interest at the Default Rate, to the indebtedness hereby secured.

Payment of Mechanics and Materialmen.

Mortgagor will pay, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Mortgaged Property or any part thereof, and in general will do or cause to be done everything necessary so that the lien hereof shall be fully preserved, at the cost of Mortgagor and without expense to Mortgagee. Without limiting the generality of the foregoing, Mortgagor will discharge, bond over, or have the Title Insurer insure over in a manner reasonably satisfactory to Mortgagee any mechanic’s lien within thirty (30) days of notice of the same (and in any event prior to the next advance to be made under the Loan Agreement) in case of the filing of any claims for lien or proceedings for the enforcement thereof.

Good Faith Contests.

Nothing in this Section 1.07 shall require the payment or discharge of any obligation imposed upon Mortgagor by this Section so long as Mortgagor shall in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy the same; provided, however, that (i) during such contest Mortgagor shall, at Mortgagee’s option, provide security reasonably satisfactory to Mortgagee, assuring the discharge of Mortgagor’s obligation hereunder and of any additional charge, penalty or expense arising from or incurred as a result of such contest, except that in the case of claims described in paragraph (b) of this Section 1.07, Mortgagor shall bond over, or have the Title Insurer insure over in a manner reasonably satisfactory to Mortgagee, any such claim prior to the next advance to be made under the Loan Agreement, and (ii) if at any time payment of any obligation imposed upon Mortgagor by clause (a) above shall become necessary to prevent the delivery of a tax deed or other instrument conveying the Mortgaged Property or any portion thereof because of non-payment, then Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed or other instrument. In the case of claims described in paragraph (b) of this Section 1.07, if Mortgagor shall fail, within sixty (60) days after becoming aware of same, either (i) to discharge or (ii) to contest claims asserted and give security in the manner provided in this paragraph (c), or having commenced to contest the same, and having given such security, shall fail to prosecute such contest with diligence, or to maintain such security for its full amount, or upon adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event, Mortgagee may, at its election (but shall not be required to), procure the release and discharge of any claim

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and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, and any amounts so expended by Mortgagee, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall constitute advances covered by Section 1.10. In settling, compromising or discharging any claims for lien, Mortgagee shall not be required to inquire into the validity or amount of any such claim. Notwithstanding the foregoing, Lenders shall have no obligation to make disbursements of Loan proceeds under the terms of the Loan Agreement at any time prior to such time as Mortgagor shall have discharged or contested any claims in accordance with this paragraph (c).

Taxes on Mortgagee or Lenders.

Mortgagor will pay any taxes (except income, withholding, backup withholding, branch profits, franchise, similar taxes or taxes and fees in lieu of such taxes) imposed on Mortgagee or any Lender by reason of their interests in the Note or this Mortgage, but only to the extent provided for in the Loan Agreement.

Insurance.

Mortgagor will at all times (except as provided herein) provide, maintain and keep in force:

from the time that initial construction begins (soil removal for environmental remediation not to be considered beginning construction) on the new construction, builder’s risk insurance policies insuring the Premises, Improvements and Chattels for not less than 100% of the completed project insurable replacement cost value of the Improvements, which insurance shall be written on a “completed value” form (100% non-reporting) or its equivalent and shall include endorsements providing replacement cost coverage, agreed amount and/or coinsurance waiver, and granting permission to occupy. Such policies shall insure against loss or damage by fire and lightning; against loss or damage by other risks (including acts of terrorism) embraced by coverage of the type now known as “All Risk” or Special Peril property insurance, as is available in the insurance market place as of the closing date, endorsed to provide replacement cost coverage with agreed amount and/or co-insurance waiver, coverage for demolition and increased cost of construction due to the enforcement of laws regulating reconstruction following a loss in amounts not less than $3,000,000 per occurrence, and coverage for flood and earthquake in amounts not less than $5,000,000 per occurrence and in the annual aggregate for each peril; and against such other risks or hazards as Mortgagee from time to time may reasonably designate in an amount sufficient to prevent Mortgagee or Mortgagor from becoming a co-insurer under the terms of the applicable policies, but in any event in an amount not less than 100% of the then full replacement cost of the Improvements (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation. Such builder’s risk insurance shall also cover: (i) loss of materials, equipment, machinery, and supplies which become part of the completed project whether on-site, in transit, or stored off-site, or loss of any temporary structures, sidewalks, retaining walls, and underground property; and (ii) soft costs including coverage for 100% of the interest expense during the period of the construction and coverage for recurring expenses, including, but not limited to, plans, specifications, blueprints and models, real estate taxes, real estate commissions, advertising, architectural and engineering supervisory costs, legal and accounting costs, and delayed completion business income/rental interruption on an actual loss sustained basis. Mortgagor’s obligation to obtain terrorism coverage pursuant to the above and paragraph (ii), (iii) and (iv) below shall be qualified as follows: If the United States Government sponsored reinsurance backstop under the Terrorist Risk Insurance Act is no longer in effect, Mortgagor shall be required to provide terrorism insurance coverage with the respect to the Improvements in the minimum amount equal to the greater of (a) the full insurable replacement cost value of the Improvements and one (1) year lost rents value, or if such terrorism insurance coverage is not commercially available at Commercially Reasonable Terrorism Insurance Rates (as defined below), then in a minimum amount equal to the amount of terrorism insurance coverage which is commercially available at Commercially Reasonable Terrorism Insurance Rates. For purposes herein, “Commercially Reasonable Terrorism Insurance Rates” means, with respect to any amount of terrorism insurance coverage (inclusive of loss to

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property and lost rents), the rate which Administrative Agent determines to be reasonable; Mortgagor and Administrative Agent acknowledging and agreeing that (1) any annual premium with respect to terrorism insurance coverage which does not exceed one-half of one percent (0.5%) of the total insurable values with respect to loss of property and lost rents shall be deemed reasonable and (2) no inference shall be drawn that premiums in excess of the amount referred to in clause (1) above for terrorism insurance coverage are to be deemed unreasonable;

Property insurance covering any improvements on the Premises, including 100% of the insurable replacement cost value of all tenant improvements and betterments that any Lease (as defined in the Loan Agreement) or Premises Document requires Mortgagor to insure, against all risks of loss to the Improvements customarily covered by so-called “Cause of Loss – Special Form” policies as available in the insurance market as of the date of substantial completion of the Improvements (and against such additional risks of loss as may be customarily covered by such policies after such date). Each Cause of Loss – Special Form insurance policy shall cover: (i) 100% of the insurable replacement cost value of the Improvements; (ii) 100% of the insurable replacement cost value of all tenant improvements and betterments that any Lease or Premises Document requires Mortgagor to insure; (iii) loss of the undamaged portion of the Improvements and additional expense of demolition and increased cost of construction, including, without limitation, increased costs that arise from any changes in laws or other legal requirements with respect to such restoration, in an amount as is acceptable to Administrative Agent. Any Cause of Loss – Special Form insurance policy shall contain an agreed amount or a coinsurance waiver endorsement and a replacement cost value endorsement without reduction for depreciation. Cause of Loss - Special Form policies shall cover at least the following perils: building collapse, fire, flood, back-up of sewers and drains, water damage, tsunami, windstorm, earthquake, earth movement, landslide, mudslide, subsidence, acts of terrorism (certified and non-certified), impact of vehicles and aircraft, lightning, malicious mischief, and vandalism (earthquake, earth movement, landslide, mudslide, subsidence and flood may have a sub-limit of such amount as is acceptable to Administrative Agent). Such insurance policy shall name Mortgagor as the Insured and shall also name Administrative Agent as Mortgagee under a non-contributing New York standard mortgagee clause or equivalent endorsement satisfactory to Administrative Agent for real property and as Lender Loss Payee as respects business income/loss of rents (if any);

upon completion of construction of the Improvements, policies of insurance insuring the Premises for the same perils as outlined in (ii) above for business income and rents loss insurance in an amount equal to not less than one (1) year’s gross “rental value” of the Improvements. “Rental value” as used herein is defined as the sum of (A) the total anticipated gross rental income from tenant occupancy of such buildings as furnished and equipped, (B) the amount of all charges which are the legal obligation of tenants and which would otherwise be the obligation of Mortgagor and (C) the fair rental value of any portion of such buildings which is occupied by Mortgagor. This coverage shall also include an extended period of indemnity of not less than 365 days. Mortgagor hereby assigns the proceeds of such insurance to Mortgagee, to be applied by Mortgagee in payment of the interest and principal on the Note, insurance premiums, taxes, assessments and private impositions and any other operating expense of the Property or charge described in clause (B) above until such time as the Improvements shall have been restored and placed in full operation, at which time, provided Mortgagor is not then in default hereunder, the balance of such insurance proceeds, if any, held by Mortgagee shall be paid over to Mortgagor;

comprehensive boiler and machinery insurance providing coverage for all mechanical and electrical equipment in amounts not less than $20,000,000 per accident (during periods of construction, this coverage shall be provided once electrical equipment is energized);

if all or part of the Premises are located in an area identified by the Secretary of the United States Department of Housing and Urban Development or by any applicable federal agency as a flood hazard area, flood insurance in an amount at least equal to the maximum limit of coverage available under the National Flood Insurance Act of 1968. Regardless of the flood zone, the

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minimum amount of coverage required by this subsection for loss caused by floods shall not be less than $50,000,000 or such other amount as is acceptable to Administrative Agent;

commercial general liability insurance on an “occurrence” basis against claims for “personal injury” liability, including, without limitation, bodily injury, death or property damage liability, products and completed operations liability with a limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate on a per location basis in the event of “personal injury” to any number of persons or of damage to property arising out of one “occurrence”. Such policies shall name Mortgagee as additional insured by an endorsement, and shall contain cross-liability and severability of interest clauses, all reasonably satisfactory to Mortgagee;

commercial automobile liability insurance covering all owned (if any) hired and non-owned automobiles in amounts not less than $1,000,000 per accident;

workers’ compensation and employers’ liability (and if required, disability) insurance covering the statutory requirements of the jurisdiction in which the Premises are located;

commercial umbrella liability insurance in excess of the liability insurance required in clauses (v), (vi) and (vii) above in amounts not less than $50,000,000 per occurrence and in the annual aggregate per location. During the period of vertical construction of the Improvements and at any time thereafter that substantial construction is underway, the amount of umbrella liability insurance shall be $75,000,000 except that if a controlled insurance program (CIP) permitted in paragraph (c) below is provided, the amount of liability required of Mortgagor under this paragraph (ix) shall be $19,000,000 when substantial construction is underway; and

such other insurance, and in such amounts, as may from time to time be reasonably required by Mortgagee against the same or other insurable hazards.

Mortgagor shall cause the following insurance to be maintained prior to the start of construction and during the construction of Improvements (or the restoration thereof following a loss):

by parties engaged in such construction:

(w)       commercial general liability insurance (including products and completed operations liability for a minimum of two (2) years following completion of construction) in amounts not less than $1,000,000 per occurrence and $2,000,000 aggregate per project;

(x)        commercial automobile liability insurance in amounts not less than $1,000,000 per accident;

(y)        workers’ compensation and employers’ liability insurance complying with the statutory requirements of the jurisdiction in which the Premises are located;

(z)        umbrella liability insurance in excess of the insurance required in clause (b)(i)(x) and (y) in amounts as follows:

(I)        for the construction manager/general contractor, limits of not less than $75,000,000 per occurrence and in the aggregate per project; if aggregate limits of umbrella liability insurance are shared, the amount of umbrella liability insurance for construction shall be increased to $80,000,000;

(II)       for other sub-trade contractors and their sub-subcontractors, amounts not less than good insurance practice would dictate based on the hazard/risk associated with their operations; and

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(III)      all sub-trade contractors and sub-subcontractors shall name Mortgagor and Mortgagee as additional insured and provide certificates of insurance and other evidence of coverage as may be required by Mortgagor or Mortgagee; and

Mortgagor shall cause all architects and engineers engaged in the design and construction of the project to provide professional errors and omissions liability insurance in amounts not less than $1,000,000 per claim and $2,000,000 in the aggregate except that the lead architect shall have $3,000,000 per claim and in the aggregate.

Liability insurance required of Mortgagor and general contractor/construction manager in Section 1.09(a)(ix) and (b)(i)(z)(I) above may be satisfied through a controlled insurance program (CIP) providing not less than $100,000,000 in liability limits for Mortgagor and contractors working at the construction site and shall include an extended reporting period for products/completed operations equal to the statutory period during which claims can be made following completion of the Improvements. The insurance coverage permitted by this paragraph shall include the liability insurance extensions required of the Mortgagor and contractors above.

All policies of insurance required under this Section 1.09 (i) shall be issued by companies having Best’s ratings of A:X or better as published in Best’s latest rating guide that are licensed in the jurisdiction in which the Premises are located (or where the failure to be so licensed does not affect the validity of the policy), (ii) except as provided for above, shall be subject to the approval of Mortgagee (such approval not to be unreasonably withheld, conditioned or delayed) as to amount, content, form and expiration date, (iii) except for the liability policies described in clauses (a)(vi) through (ix) above, shall contain a Non-Contributory Standard Mortgagee Clause and Lender’s Loss Payable Endorsement, or their equivalents, in favor of Mortgagee, and (iv) shall provide that the proceeds thereof shall be payable to Mortgagee. Mortgagee shall be furnished with the original or duplicate original of each policy required hereunder, which policies shall provide that they shall not lapse, nor be modified to reduce coverage or cancelled, without thirty (30) days’ written notice to Mortgagee, except for non-payment of premium in which case ten (10) days’ notice of cancellation is required. At least five (5) days prior to expiration of any policy required hereunder, Mortgagor shall furnish Mortgagee appropriate proof of issuance of a policy continuing in force the insurance covered by the policy so expiring. Mortgagor shall furnish to Mortgagee, promptly upon request, receipts or other satisfactory evidence of the payment of the premiums on such insurance policies. In the event that Mortgagor does not deposit with Mortgagee a new certificate or policy of insurance at least five (5) days prior to the expiration of any expiring policy and evidence of payment of premiums when due thereon, then Mortgagee may, but shall not be obligated to, procure such insurance and pay the premiums therefor, and Mortgagor agrees to repay to Mortgagee the premiums thereon promptly on demand, together with interest thereon at the Default Rate.

Mortgagor hereby assigns to Mortgagee all proceeds of any insurance required to be maintained by this Section 1.09 which Mortgagor may be entitled to receive for loss or damage to the Premises, Improvements or Chattels or for soft costs including interest expense. All such insurance proceeds shall be payable to Mortgagee, and Mortgagor hereby authorizes and directs any affected insurance company to make payment thereof directly to Mortgagee. Mortgagor shall give prompt notice to Mortgagee of any casualty, whether or not of a kind required to be insured against under the policies to be provided by Mortgagor hereunder, such notice to generally describe the nature and cause of such casualty and the extent of the damage or destruction. Mortgagor may settle, adjust or compromise any claims for loss, damage or destruction, regardless of whether or not there are insurance proceeds available or whether any such insurance proceeds are sufficient in amount to fully compensate for such loss or damage, subject to Mortgagee’s prior consent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Mortgagee shall have the right to join Mortgagor in settling, adjusting or compromising any loss of $2,000,000 or more. Mortgagor hereby authorizes the application or release by Mortgagee of any insurance proceeds under any policy of insurance, subject to the other provisions hereof. The application or release by Mortgagee of any insurance proceeds shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

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In the event of the foreclosure hereof or other transfer of the title to the Mortgaged Property in extinguishment, in whole or in part, of the indebtedness secured hereby, all right, title and interest of Mortgagor in and to any insurance policy, or premiums or payments in satisfaction of claims or any other rights thereunder then in force, shall pass to the purchaser or grantee notwithstanding the amount of any bid at such foreclosure sale. Nothing contained herein shall prevent the accrual of interest as provided in the Note on any portion of the principal balance due under the Note until such time as insurance proceeds are actually received and applied to reduce the principal balance outstanding.

Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 1.09 unless Mortgagee is included thereon as a named insured with loss payable to Mortgagee under standard mortgage endorsements of the character and to the extent above described. Mortgagor shall promptly notify Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to Mortgagee the policy or policies of such insurance.

Prior to the subordination of this Mortgage to the Declaration pursuant to Section 9.01 of the Loan Agreement, any and all monies received as payment which Mortgagor may be entitled to receive for loss or damage to the Premises, Improvements or Chattels under any insurance maintained pursuant to this Section 1.09 (other than proceeds under the policies required by clause (a)(iii) above, which shall be paid over to Mortgagee and deposited in the Collection Account (as defined in the Lockbox Agreement)), less Mortgagee’s reasonable expenses for collecting and, if applicable, disbursing the insurance proceeds, or otherwise incurred in connection therewith shall be disbursed to Mortgagor for restoration in the same manner and subject to the same terms and conditions as advances of proceeds of the Loan under the Loan Agreement, provided that Mortgagee shall have reasonably determined that the restoration of the Improvements can be completed by the then Maturity Date of the Note at a cost which does not exceed the amount of available insurance proceeds or, in the event that such proceeds are reasonably determined by Mortgagee to be inadequate, Mortgagee shall have received either (x) a cash deposit from Mortgagor equal to the excess of said estimated cost of restoration over the amount of said available proceeds or (y) Guarantor’s agreement, so long as Guarantor is then in compliance with the financial covenants set forth in the Guaranty (whether or not then in effect), that it shall be unconditionally liable therefor, such agreement to be reasonably satisfactory in form and substance to Mortgagee and further that the Leases described in Section 4.01(e)(25) of the Loan Agreement shall remain in full force and effect during and after the completion of such restoration without abatement of rent beyond the time required for restoration. If the conditions for the advance of insurance proceeds for restoration set forth in the preceding sentence (the “Restoration Conditions”) are not satisfied within one hundred twenty (120) days of Mortgagee’s receipt thereof or if the actual restoration shall not have been commenced within such period, the Required Lenders shall have the option on not less than thirty (30) days’ notice to apply such insurance proceeds to the payment of the Note and to interest accrued and unpaid thereon in such order and proportions as the Required Lenders may elect, provided, however, that if prior to the expiration of such thirty (30) day period such restoration commences and the Restoration Conditions are satisfied, the insurance proceeds shall be available for restoration. After this Mortgage is so subordinated to the Declaration, if the Declaration requires that insurance proceeds be applied to restoration, the proceeds shall be so applied and if the terms and conditions set forth in the Declaration for the disbursement from time to time as restoration progresses of said proceeds are inconsistent with terms and conditions for advances of proceeds of the Loan, the terms and provisions of the Declaration shall control. Notwithstanding that the Declaration requires that the insurance proceeds be applied for restoration, the Restoration Conditions as between Mortgagor, Lenders and Mortgagee remain conditions to be satisfied by Mortgagor which if not satisfied shall be deemed to constitute an Event of Default and Mortgagee shall have the option of exercising any of the remedies set forth in Article II of this Mortgage. If the Declaration does not require that the insurance proceeds be applied to restoration, the proceeds shall be divided among all condominium unit owners in proportion to their respective percentage interest in the common elements and that portion of the proceeds due to Mortgagor shall be paid over to Mortgagee and the Required Lenders shall have the option at any time thereafter to apply same to the payment of the Note and interest accrued and unpaid thereon in such order and proportions as the Required Lenders may elect.

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Protective Advances by Mortgagee.

If Mortgagor shall fail to perform any of the covenants contained herein beyond the expiration of any applicable notice and grace periods, Mortgagee may, after ten (10) days’ notice to Mortgagor of Mortgagee’s intent to make such advance, except in an emergency in which event notice shall not be required, make advances to perform the same on its behalf and all sums so advanced shall be a lien upon the Mortgaged Property and shall be secured hereby. Mortgagor will repay on demand all sums so advanced on its behalf together with interest thereon at the Default Rate. The provisions of this Section shall not prevent any default in the observance of any covenant contained herein from constituting an Event of Default.

Visitation and Inspection.

Mortgagor will permit Mortgagee and any of Lenders, by their agents, representatives and attorneys, to visit and inspect all or any part of the Mortgaged Property on Business Days and at reasonable times and upon reasonable prior notice, subject to the rights of tenants and Mortgagor’s usual and customary safety requirements. Mortgagor will keep, and cause Guarantor to keep, adequate records and books of account in accordance with GAAP and, subject to applicable securities and other Laws relating to disclosure of material information, including Regulation FD, will permit, and cause Guarantor to permit, Mortgagee and any of Lenders, by their agents, accountants and attorneys, to examine its and Guarantor’s records and books of account and make copies thereof or extracts therefrom, and to discuss its or Guarantor’s affairs, finances and accounts with the officers or general partners, as the case may be, of Mortgagor or Guarantor, at such reasonable times as may be requested by Mortgagee or any of Lenders, as the case may be.

Estoppel Certificates.

Mortgagor, within five (5) business days of receipt of a written request, will furnish a statement, duly acknowledged, of the amount due whether for principal or interest on the Loan and whether to its knowledge any offsets, counterclaims or defenses exist against the indebtedness secured hereby, but no more than twice in any twelve (12) month period. Notwithstanding the foregoing, during the existence of any Event of Default, there shall be no limit on the number of any such requests by Mortgagee.

Maintenance of Premises and Improvements.

Mortgagor will not commit any waste on the Premises from and after completion of construction or make any change in the use of the Premises which will in any way increase any ordinary fire or other hazard arising out of construction or operation. Mortgagor will, at all times, maintain the Improvements and Chattels in good operating order and condition and will promptly make, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are needful or desirable to such end. The Improvements shall not be demolished or substantially altered, nor shall any Chattels be removed without Mortgagee’s prior consent except where appropriate replacements free of superior title, liens and claims are immediately made of value at least equal to the value of the removed Chattels or except where the same is obsolete or no longer necessary for the Property.

Condemnation.

Mortgagor, immediately upon obtaining knowledge of the institution or pending institution of any proceedings for the condemnation of the Premises or any portion thereof, will notify Mortgagee thereof. If the amount of the award or compensation is reasonably estimated to be in excess of $500,000, Mortgagee may participate in any such proceedings and may be represented therein by counsel of its selection. Mortgagor from time to time will deliver to Mortgagee all instruments requested by it to permit or facilitate such participation. In the event of such condemnation proceedings, the award or compensation payable is hereby assigned to and shall be paid to Mortgagee. Mortgagee shall be under no obligation to question the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid. Prior to the subordination of this Mortgage to the Declaration pursuant to Section 9.01 of the Loan

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Agreement, the proceeds of any award or compensation so received shall be paid over to Mortgagee and deposited in the Collection Account, in any case under this Section, less Mortgagee’s reasonable expenses for collecting and, if applicable, disbursing the award, or otherwise incurred in connection therewith, and disbursed to Mortgagor from time to time for restoration of the Improvements in the same manner and subject to the same terms and conditions as advances of proceeds of the Loan under the Loan Agreement, provided that Mortgagee shall have reasonably determined that the restoration of the Improvements to an economically viable architectural whole can be completed by the then Maturity Date of the Note at a cost which does not exceed the amount of available condemnation award proceeds or, in the event that such proceeds are reasonably determined by Mortgagee to be inadequate, Mortgagee shall have received either (x) from Mortgagor a cash deposit equal to the excess of said estimated cost of restoration over the amount of said available proceeds or (y) Guarantor’s agreement, so long as Guarantor is then in compliance with the financial covenants set forth in the Guaranty (whether or not then in effect), that it shall be unconditionally liable therefor, such agreement to be reasonably satisfactory in form and substance to Mortgagee and further that the Leases described in Section 4.01(e)(25) of the Loan Agreement shall remain in full force and effect during and after the completion of such restoration without abatement of rent beyond the time required for restoration. If the conditions for the advance of condemnation award proceeds for restoration set forth in the preceding sentence (the “Condemnation Restoration Conditions”) are not satisfied within one hundred twenty (120) days of Mortgagee’s receipt thereof or if the actual restoration shall not have been commenced within such period, Required Lenders shall have the option on not less than thirty (30) days’ notice to apply such condemnation award proceeds to the payment of the Note and to interest accrued and unpaid thereon (at the rate of interest provided therein regardless of the rate of interest payable on the award by the condemning authority) in such order and proportions as the Required Lenders may elect, provided, however, that if prior to the expiration of such thirty (30) day period such restoration commences and the Condemnation Restoration Conditions are satisfied, the condemnation proceeds shall be available for restoration. After this Mortgage is so subordinated to the Declaration, if the Declaration requires that condemnation proceeds be applied to restoration, the proceeds shall be so applied and if the terms and conditions set forth in the Declaration for the disbursement from time to time as restoration progresses of said proceeds are inconsistent with terms and conditions for advances of proceeds of the Loan, the terms and provisions of the Declaration shall control. Notwithstanding that the Declaration requires that the condemnation proceeds be applied for restoration, the Condemnation Restoration Conditions as between Mortgagor, Lenders and Mortgagee remain conditions to be satisfied by Mortgagor which if not satisfied shall be deemed to constitute an Event of Default and Mortgagee shall have the option of exercising any of the remedies set forth in Article II of this Mortgage. If the Declaration does not require that the condemnation proceeds be applied to restoration, the proceeds shall be divided among all condominium unit owners in proportion to their respective percentage interest in the common elements and that portion of the proceeds due to Mortgagor shall be paid over to Mortgagee and the Required Lenders shall have the option at any time thereafter to apply same to the payment of the Note and interest accrued and unpaid thereon in such order and proportions as the Required Lenders may elect.

Leases.

Mortgagor will not (i) execute an assignment of the rents or any part thereof from the Premises without Mortgagee’s prior consent, (ii) enter into, or amend or modify, any lease, other than in accordance with the terms and conditions set forth in the Loan Agreement, (iii) except where the lessee is in material default thereunder, or where the tenant has the unilateral right to do so under its lease, terminate or consent to the cancellation or surrender of any lease of the Premises or of any part thereof, now existing or hereafter to be made, (iv) accept prepayments of any installments of rents to become due under such leases, except prepayments in the nature of security for the performance of the lessees thereunder or (v) modify, release or terminate any guaranties of any such lease, except in conjunction with an amendment of such lease entered into in accordance with the terms of the Loan Documents.

Mortgagor will not execute any lease of all or a substantial portion of the Premises except for actual occupancy by the lessee thereunder, and will at all times promptly and faithfully perform, or cause to be performed, in a commercially reasonable manner in all material respects all of the covenants, conditions and agreements contained in all leases of the Premises or portions thereof now or hereafter existing, on the part of the lessor thereunder to be kept and performed and will at all times, in a commercially reasonable

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manner, do all things necessary to compel performance by the lessee under each lease of all material obligations, covenants and agreements by such lessee to be performed thereunder. If any of such leases provide for the giving by the lessee of certificates with respect to the status of such leases, Mortgagor shall exercise its right to request such certificates within five (5) days of any demand therefor by Mortgagee, shall use commercially reasonable efforts to obtain same and shall deliver copies thereof to Mortgagee promptly upon receipt, provided the foregoing shall not be requested until the first anniversary hereof or, in the absence of an Event of Default, more frequently than once in any twelve (12) month period thereafter.

Each lease of the Premises, or of any part thereof, hereafter entered into shall provide that, in the event of the enforcement by Mortgagee of the remedies provided for hereby or by law, the lessee thereunder will, upon request of any person succeeding to the interest of Mortgagor as a result of such enforcement, automatically become the lessee of said successor in interest, without change in the terms or other provisions of such lease, provided, however, that said successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by said lessee of its obligations under said lease or (ii) any amendment or modification of the lease made without the consent of Mortgagee or such successor in interest except to the extent the same are permitted under the Loan Agreement. Each lease shall also provide that, (x) the lease is subordinate to this Mortgage, subject to Mortgagee’s obligation to deliver non-disturbance agreements with respect to such lease set forth in the Loan Agreement, and (y) upon request by said successor in interest, such lessee shall execute and deliver an instrument or instruments confirming such attornment.

Reference is hereby made to Section 291-f of the Real Property Law of the State of New York for the purpose of obtaining for Mortgagee the benefits of said Section in connection herewith.

All tenant security deposits (whether cash or a letter of credit) in respect of the Premises shall be held and applied as contemplated in the Loan Agreement.

Premises Documents.

Mortgagor shall (a) use all commercially reasonable efforts to do all things necessary to cause the due compliance and faithful performance in all material respects by the other parties to the Premises Documents of all obligations and agreements by such other parties to be complied with and performed thereunder, (b) not amend, modify or supplement the Premises Documents without Mortgagee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (c) not terminate or consent to the termination of the Premises Documents.

Utilities.

Mortgagor will not, without the prior consent of Mortgagee, sell or contract to sell, or enter into an option to sell, or exchange, assign, convey, transfer possession of (including, without limitation, by lease) or otherwise dispose of all or any part of the utilities, utility commitments or other agreements or rights of any nature relating to the utilities, drainage ditches and/or treatment plants associated with the Mortgaged Property. Mortgagor further covenants and agrees that it will take any such action and execute, acknowledge, deliver and record and/or file any and all instruments as may be necessary, desirable or proper to keep any existing or future utility commitments covering the Mortgaged Property in a current and valid condition and to keep the existing utility capacity for the Mortgaged Property at or above the level required for the contemplated uses thereof. As used herein, the term “utilities” includes, without limitation, water, gas, electricity and storm and sanitary sewer.

Trust Fund; Lien Laws.

Mortgagor will receive the advances secured hereby and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the costs of completing the “Improvements” as defined in the Loan Agreement (or, for the purpose of paying the “cost of improvement”, as such quoted

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term is defined in the New York Lien Law) and will apply the same first to the payment of such costs before using any part of the total of the same for any other purpose and will comply with Section 13 of the New York Lien Law. Mortgagor will indemnify and hold Mortgagee and Lenders harmless against any loss or liability, cost or expense, including, without limitation, any judgments, reasonable attorney’s fees, costs of appeal bonds and printing costs, arising out of or relating to any proceeding instituted by any claimant alleging a violation by Mortgagor of any applicable lien law including, without limitation, any section of Article 3-A of the New York Lien Law.

Interest Rate Protection.

Mortgagor agrees that upon request of Mortgagee it shall enter into an assignment of any interest rate protection agreements entered into by Mortgagor (if any), including, without limitation, the Interest Rate Protection Agreement, pursuant to which Mortgagor shall collaterally assign to Mortgagee all of its right, title and interest to receive any and all payments thereunder (and any related guarantee, if any) and shall deliver to Mortgagee an acknowledgment and agreement (either in such interest rate protection agreement or by separate instrument, in each case in form and substance reasonably satisfactory to Mortgagee) of the counterparty to such interest rate protection agreement acknowledging such assignment and agreeing to make any payments payable under or pursuant to such agreement directly to Mortgagee. If Mortgagee receives any payments under such agreement (other than a payment by reason of a Termination Event (as defined in such interest rate protection agreement) or any other payment during the existence of an Event of Default), Mortgagee shall hold and deposit the same in a cash collateral account as additional security for the Loan and the Other Loan and apply the same to interest payable on the next occurring payment date. If Mortgagee receives any payments under any such interest rate protection agreement during the existence of an Event of Default (including, without limitation, any payment by reason of a Termination Event), Mortgagee shall have the right to apply same to any portion of the sums secured hereby in any order it desires. If Mortgagee receives any payment by reason of a Termination Event under any such interest rate protection agreement, for so long as no Event of Default exists, such payment shall be held in a cash collateral account and shall be available in connection with the acquisition of a new interest rate protection agreement.

EVENTS OF DEFAULT AND REMEDIES

Events of Default and Certain Remedies.

If one or more of the following Events of Default shall happen, that is to say:

if (i) default shall be made in the payment of any principal under the Note when and as the same becomes due and payable, whether by maturity or by acceleration or otherwise, as herein or in the Note or Loan Agreement provided; or (ii) default shall be made in the payment of any interest under the Note or the Loan Agreement, the administrative fee payable to Mortgagee pursuant to Section 6.19 of the Loan Agreement and any fees payable to the Construction Consultant pursuant to the Loan Agreement, in any such case, when and as the same shall become due and payable, whether as part of any payment or prepayment or otherwise, in each case, as herein or in the Note or Loan Agreement provided, and such default shall have continued for a period of five (5) Business Days; or (iii) default shall be made in the payment of any other sums under the Note or the Loan Agreement, in any such case, when and as the same shall become due and payable, whether as part of any payment or prepayment or otherwise, in each case, as herein or in the Note or Loan Agreement provided, and such default shall have continued for a period of ten (10) days after notice to Mortgagor; or (iv) default shall be made in the payment of any tax or other charge required by Section 1.07 to be paid and said default shall have continued for a period of twenty (20) days after notice to Mortgagor; or

if default shall be made in the due observance or performance of any covenant, condition or agreement in the Note, the Loan Agreement, this Mortgage, any guaranty executed by Guarantor or in any other document executed or delivered to Mortgagee or Lenders in connection with the Loan (other than any such covenant, condition or agreement specifically provided for elsewhere in

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this Section 2.01), and such default shall have continued for a period of thirty (30) days after notice thereof shall have been given to Mortgagor by Mortgagee, or, in the case of such other documents, such shorter grace period, if any, as may be provided for therein; provided, however, that Mortgagor shall have such additional time in which to cure such default as is reasonably necessary if, by the reason of the nature thereof, such default cannot be cured by the payment of money and cannot by due diligence reasonably be wholly cured within said thirty (30) day or shorter period, as applicable, and Mortgagor has made diligent efforts to cure such default within the period aforesaid and thereafter prosecutes the curing of such default diligently and continuously to a cure within ninety (90) days thereafter, provided, further, that in no event shall such default result in an extension of the Completion Date or the Maturity Date (both as defined in the Loan Agreement); or

if any representation or warranty made by Mortgagor in Section 1.01 shall be incorrect, or if any other representation or warranty made to Mortgagee or Lenders in this Mortgage, the Loan Agreement, any guaranty executed by Guarantor, or in any other document, certificate or statement executed or delivered to Mortgagee or Lenders in connection with the Loan shall be incorrect in any material respect when made or remade; provided, however, that if any such representation or warranty is incorrect, Mortgagor shall promptly notify Mortgagee thereof and if such incorrect representation or warranty was made by the Person making same without knowledge to the contrary and is capable of being cured by such Person, such incorrect representation or warranty shall not be an Event of Default hereunder so long as Mortgagor (or such other Person) diligently proceeds to cure and cures such incorrect representation or warranty within thirty (30) days after notice from Mortgagee thereof such that the original representation or warranty made shall not then be incorrect in any material respect; provided, further, that if such incorrect representation or warranty is such that it cannot be cured by the payment of money, and if the cure thereof requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Mortgagor (or such other Person) shall have commenced to cure such failure within such thirty (30) day period, such period shall be extended for so long as shall be required by Mortgagor (or such Person) to cure such incorrect representation or warranty, so long as during all such periods Mortgagor (or such other Person) diligently proceeds to effect such cure, provided, however, that in no event shall such thirty (30) day period be extended pursuant to the foregoing provisions for a period of in excess of one hundred twenty (120) days; or

if by order of a court of competent jurisdiction, a trustee, receiver or liquidator of the Mortgaged Property or any part thereof, or of Mortgagor shall be appointed and such order shall not be discharged or dismissed within ninety (90) days after such appointment; or

if Mortgagor shall file a petition in bankruptcy or for an arrangement or for reorganization pursuant to the Federal Bankruptcy Act or any similar federal or state law, or if, by decree of a court of competent jurisdiction, Mortgagor shall be adjudicated a bankrupt, or be declared insolvent, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or receivers of all or any part of its property; or

if any of the creditors of Mortgagor shall file a petition in bankruptcy against Mortgagor or for reorganization of Mortgagor pursuant to the Federal Bankruptcy Act or any similar federal or state law, and if such petition shall not be discharged or dismissed within ninety (90) days after the date on which such petition was filed; or

if final judgment (i.e., beyond any right of appeal) for the payment of money in excess of $250,000 shall be rendered against Mortgagor and Mortgagor shall not discharge the same, cause it to be discharged or bond over it within ninety (90) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and secure a stay of execution pending such appeal; or

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if any of the events enumerated in clauses (d) through (f) of this Section 2.01 shall happen to Guarantor; or

if there shall occur a default which is not cured within the applicable grace period or cure period, if any, under any mortgage, deed of trust or other security instrument covering all or part of the Mortgaged Property regardless of whether any such mortgage, deed of trust or other security instrument is prior or subordinate hereto; it being further agreed by Mortgagor that an Event of Default hereunder shall constitute an Event of Default under any such mortgage, deed of trust or other security instrument held by Mortgagee; or

if there shall occur a default which is not cured within the applicable grace period or cure period, if any, under any of the Premises Documents; or if any of the Premises Documents is amended, modified, supplemented or terminated without Mortgagee’s prior consent (if required under the Loan Documents); or

if any transfer, sale, conveyance, other disposition, encumbrance or pledge occurs in violation of Section 6.25 of the Loan Agreement; or

if, except as contemplated or permitted by the Loan Agreement, Mortgagor shall encumber, or agree to encumber, in any manner, either voluntarily or involuntarily, by operation of law or otherwise, all or any portion of the Mortgaged Property, or any interest or rights therein (including air or development rights) without, in any such case, the prior written consent of the Required Lenders. As used in this clause, “encumber” shall include, without limitation, the placing or permitting the placing of any mortgage, deed of trust, assignment of rents or other security device (Any consent under this clause and the immediately preceding clause by Lender may be granted or denied in each such Lender’s sole and absolute discretion and, if consent should be given, any such transfer or encumbrance shall be subject hereto and to any other documents which evidence or secure the Loan, and, if a transfer, any such transferee shall assume all of Mortgagor’s obligations hereunder and thereunder and agree to be bound by all provisions and perform all obligations contained herein and therein; consent to one such transfer or encumbrance shall not be deemed to be a waiver of the right to require consent to future or successive transfers or encumbrances); or

if Mortgagor at any time shall fail to maintain the insurance required by Section 1.09; or

if Mortgagor fails to remain in compliance with the covenant set forth in Section 9.03(i) of the Loan Agreement; or

if Mortgagor breaches any of its covenants and agreements set forth in Section 1.14(a)(i); or

if there shall occur a default, including a default in the payment of Additional Interest, by Mortgagor under the Interest Rate Protection Agreement, if any, which is not cured within the applicable grace or cure period, if any, provided for therein; or

if Mortgagor fails to complete construction of the Improvements on or before the Completion Date; or

if, in the event the Mortgaged Property fails to receive the benefits of the Industrial and Commercial Incentive Program under New York State Real Property Tax Law, Article 4, Mortgagor fails to reduce the Total Commitment (as defined in the Loan Agreement) by the ICIP Reduction Amount (as defined in the Loan Agreement) in the manner and when required by Section 6.27 of the Loan Agreement;

then and in every such case:

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I.    Mortgagee, by notice to Mortgagor, may declare the entire principal of the Note then outstanding (if not then due and payable), and all accrued and unpaid interest (including Additional Interest) and other sums in respect thereof, to be due and payable immediately, and upon any such declaration the principal of the Note and said accrued and unpaid interest (including Additional Interest) and other sums shall become and be immediately due and payable, anything herein or in the Note or the Loan Agreement to the contrary notwithstanding.

II.   Mortgagee personally, or by its agents or attorneys, may enter into and upon all or any part of the Premises, and each and every part thereof, and is hereby given a right and license and appointed Mortgagor’s attorney-in-fact and exclusive agent to do so, and may exclude Mortgagor, its agents and servants wholly therefrom; and having and holding the same, may use, operate, manage and control the Premises and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers; and upon every such entry, Mortgagee, at the expense of the Mortgaged Property, from time to time, either by purchase, repairs or construction, may maintain and restore the Mortgaged Property, whereof it shall become possessed as aforesaid, may complete the construction of the Improvements and in the course of such completion may make such changes in the contemplated Improvements as it may deem desirable and may insure the same; and likewise, from time to time, at the expense of the Mortgaged Property, Mortgagee may make all necessary or proper repairs, renewals and replacements and such useful alterations, additions, betterments and improvements thereto and thereon as to it may deem advisable; and in every such case Mortgagee shall have the right to manage and operate the Mortgaged Property and to carry on the business thereof and exercise all rights and powers of Mortgagor with respect thereto either in the name of Mortgagor or otherwise as it shall deem best; and Mortgagee shall be entitled to collect and receive the Rents and every part thereof, all of which shall for all purposes constitute property of Mortgagor; and in furtherance of such right Mortgagee may collect the rents payable under all leases of the Premises directly from the lessees thereunder upon notice to each such lessee that an Event of Default exists hereunder accompanied by a demand on such lessee for the payment to Mortgagee of all rents due and to become due under its lease, and Mortgagor FOR THE BENEFIT OF MORTGAGEE AND EACH SUCH LESSEE hereby covenants and agrees that the lessee shall be under no duty to question the accuracy of Mortgagee’s statement of default and shall unequivocally be authorized to pay said rents to Mortgagee without regard to the truth of Mortgagee’s statement of default and notwithstanding notices from Mortgagor disputing the existence of an Event of Default such that the payment of rent by the lessee to Mortgagee pursuant to such a demand shall constitute performance in full of the lessee’s obligation under the lease for the payment of rents by the lessee to Mortgagor; and after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and amounts necessary to pay for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property or any part thereof, as well as just and reasonable compensation for the services of Mortgagee and for all attorneys, counsel, agents, clerks, servants and other employees by it engaged and employed, Mortgagee shall apply the moneys arising as aforesaid, first, to the payment of the principal of the Note and the interest thereon, when and as the same shall become payable and in such order and proportions as Mortgagee shall elect and second, to the payment of any other sums required to be paid by Mortgagor hereunder or under the Loan Agreement.

III. Mortgagee, with or without entry, personally or by its agents or attorneys, insofar as applicable, may:

(1)  sell the Mortgaged Property to the extent permitted and pursuant to the procedures provided by law (including, without limitation, in accordance with Article 14 of the New York Real Property Actions and Proceedings Law, regarding which Mortgagor hereby consents and agrees that notices thereunder (including notices of sale) may be given to Mortgagor in any of the manners specified for the giving of notices set

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forth in Section 3.06), and all estate, right, title and interest, claim and demand therein, and right of redemption thereof, at one (1) or more sales as an entity or in parcels or parts, and at such time and place upon such terms and after such notice thereof as may be required or permitted by law; or

(2)  institute proceedings for the complete or partial foreclosure hereof; or

(3)  take such steps to protect and enforce its rights whether by action, suit or proceeding in equity or at law for the specific performance of any covenant, condition or agreement in the Note, the Loan Agreement or herein, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as Mortgagee shall elect.

Other Matters Concerning Sales.

Mortgagee may adjourn from time to time any sale by it to be made hereunder or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

Upon the completion of any sale or sales made by Mortgagee under or by virtue of this Article II, Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument or instruments conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Mortgagee is hereby appointed the true and lawful attorney irrevocable of Mortgagor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Mortgagee may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Mortgagor hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, Mortgagor, if requested by Mortgagee, shall ratify and confirm any such sale or sales by executing and delivering to Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Mortgagee, for the purpose, and as may be designated in such request. Any such sale or sales made under or by virtue of this Article II, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Mortgagor.

In the event of any sale or sales made under or by virtue of this Article II (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), the entire principal of, and interest and other sums on, the Note, if not previously due and payable, and all other sums required to be paid by Mortgagor pursuant hereto or to the Loan Agreement, immediately thereupon shall, anything in any of said documents to the contrary notwithstanding, become due and payable.

The purchase money, proceeds or avails of any sale or sales made under or by virtue of this Article II, together with any other sums which then may be held by Mortgagee hereunder, whether under the provisions of this Article II or otherwise, shall be applied as follows:

First: To the payment of the costs and expenses of such sale, including reasonable compensation to Mortgagee’s agents and counsel, and of any judicial proceedings wherein the same may be made, and of all liabilities, advances and reasonable expenses made or incurred by Mortgagee or Lenders hereunder, and also including reasonable attorneys’ fees, expenses and costs of investigation, all as actually incurred and including, without limitation, reasonable attorneys’ fees, costs and expenses of investigation incurred in appellate proceedings or in any

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action or participation in, or in connection with, any case or proceeding under any applicable bankruptcy or insolvency law, together with interest at the Default Rate on all advances made by Mortgagee or Lenders, and of all taxes, assessments or other charges, except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold.

Second: To the payment of the whole amount then due, owing or unpaid upon the Note for principal and interest, with interest on the unpaid principal at the Default Rate from and after the happening of any Event of Default, in such order and amounts as Mortgagee may elect.

Third: To the payment of any other sums required to be paid by Mortgagor pursuant to any provision hereof or of the Note or the Loan Agreement, including all expenses, liabilities and advances made or incurred by Mortgagee hereunder or in connection with the enforcement hereof, together with interest at the Default Rate on all such advances.

Fourth: To the payment of the surplus, if any, to whomsoever may be lawfully entitled to receive the same.

Upon any sale or sales made under or by virtue of this Article II, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the indebtedness secured hereby the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct hereunder.

Payment of Amounts Due.

In case an Event of Default shall have happened and be continuing, then, upon demand of Mortgagee, Mortgagor will pay to Mortgagee the whole amount which then shall have become due and payable on the Note, for principal or interest (including Additional Interest) or both, as the case may be, and after the happening of said Event of Default will also pay to Mortgagee interest at the Default Rate on the then unpaid principal of the Note, and the sums required to be paid by Mortgagor pursuant to any provision hereof or of the Loan Agreement, and in addition thereto such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to Mortgagee’s agents and counsel and any reasonable expenses incurred by Mortgagee hereunder. In the event Mortgagor shall fail forthwith to pay all such amounts upon such demand, Mortgagee shall be entitled and empowered to institute such action or proceedings at law or in equity as may be advised by its counsel for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Mortgagor and collect, out of the property of Mortgagor wherever situated, as well as out of the Mortgaged Property, in any manner provided by law, moneys adjudged or decreed to be payable.

Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof; and the right of Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of the lien hereof; and in the event of a sale of the Mortgaged Property, and of the application of the proceeds of sale, as herein provided, to the payment of the debt hereby secured, Mortgagee shall be entitled to enforce payment of, and to receive all amounts then remaining due and unpaid upon, the Note, and to enforce payment of all other charges, payments and costs due hereunder or under the Loan Agreement or otherwise in respect of the Loan, and shall be entitled to recover judgment for any portion of the debt remaining unpaid, with interest at the Default Rate. In case of proceedings against Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, then Mortgagee shall be entitled to prove the whole amount of principal, interest and other sums due upon the Note to the full amount thereof, and all other payments, charges and costs due hereunder or under the Loan Agreement or otherwise in respect of the Loan, without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property, provided, however, that in no case shall Mortgagee receive a greater

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amount than such principal and interest and such other payments, charges and costs from the aggregate amount of the proceeds of the sale of the Mortgaged Property and the distribution from the estate of Mortgagor.

No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect in any manner or to any extent, the lien hereof upon the Mortgaged Property or any part thereof, or any liens, rights, powers or remedies of Mortgagee hereunder, but such liens, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

Any moneys thus collected by Mortgagee under this Section 2.03 shall be applied by Mortgagee in accordance with the provisions of clause (d) of Section 2.02.

Actions; Receivers.

After the happening of any Event of Default and during its continuance, immediately upon the commencement of any action, suit or other legal proceedings by Mortgagee to obtain judgment for the principal of, or interest on, the Note and other sums required to be paid by Mortgagor pursuant to any provision hereof or of the Loan Agreement, or of any other nature in aid of the enforcement of the Note or hereof or of the Loan Agreement, Mortgagor will (a) waive the issuance and service of process and enter its voluntary appearance in such action, suit or proceeding and (b) if required by Mortgagee, consent to the appointment of a receiver or receivers of all or part of the Mortgaged Property and of any or all of the Rents in respect thereof. After the happening of any Event of Default and during its continuance, upon the commencement of any proceedings to foreclose this Mortgage or to enforce the specific performance hereof or in aid thereof or upon the commencement of any other judicial proceeding to enforce any right of Mortgagee, Mortgagee shall be entitled, as a matter of right, if it shall so elect, without the giving of notice to any other party and without regard to the adequacy or inadequacy of any security for the indebtedness secured hereby, forthwith either before or after declaring the unpaid principal of the Note to be due and payable, to the appointment of such a receiver or receivers.

Mortgagee’s Right to Possession.

Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, or of any of its property, or of the Mortgaged Property or any part thereof, Mortgagee shall be entitled to retain possession and control of all property now or hereafter held hereunder.

Remedies Cumulative.

No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute. No delay or omission of Mortgagee to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein; and every power and remedy given hereby to Mortgagee may be exercised from time to time as often as may be deemed expedient by Mortgagee. Nothing herein or in the Note or the Loan Agreement shall affect the obligation of Mortgagor to pay the principal of, and interest and other sums on, the Note and the Loan Agreement in the manner and at the time and place therein respectively expressed.

Moratorium Laws; Right of Redemption.

Mortgagor will not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, nor claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged

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Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; nor, after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Mortgaged Property marshaled upon any foreclosure hereof.

Mortgagor’s Use and Occupancy after Default.

During the continuance of any Event of Default and pending the exercise by Mortgagee of its right to exclude Mortgagor from all or any part of the Premises, Mortgagor agrees to pay the fair and reasonable rental value for the use and occupancy of any portion of the Premises which are in its or any of its affiliates’ actual possession for such period and, upon default of any such payment, will vacate and surrender such possession of the Premises to Mortgagee or to a receiver, if any, and in default thereof may be evicted by any summary action or proceeding for the recovery of possession of premises for non-payment of rent, however designated.

Mortgagee’s Rights Concerning Application of Amounts Collected.

Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default, Mortgagee may apply, to the extent permitted by law, any amount collected hereunder to principal, interest (including Additional Interest) or any other sum due under the Note or the Loan Agreement or otherwise in respect of the Loan in such order and amounts, and to such obligations, as Mortgagee shall elect in its sole and absolute discretion.

MISCELLANEOUS

Assignment of Rents.

This Mortgage constitutes a present, absolute, unconditional and irrevocable assignment of all of the Rents now or hereafter accruing, and Mortgagor, without limiting the generality of the Granting Clause hereof, specifically hereby presently, absolutely, unconditionally and irrevocably assigns, transfers and sets over all of the Rents now or hereafter accruing to Mortgagee. The aforesaid assignment shall be effective immediately upon the execution hereof and is not conditioned upon the occurrence of any Event of Default or any other contingency or event, provided, however, that Mortgagee hereby grants to Mortgagor the right and license to collect and receive the Rents as they become due, and not in advance, so long as no Event of Default exists hereunder. Immediately upon the occurrence of any such Event of Default, the foregoing right and license shall be automatically terminated and of no further force or effect and, if any such Event of Default is cured, as evidenced by a certificate from Mortgagee to such effect, such right and license shall be automatically reinstated. Nothing contained in this Section or elsewhere herein shall be construed to make Mortgagee a mortgagee in possession unless and until Mortgagee actually takes possession of the Mortgaged Property, nor to obligate Mortgagee to take any action or incur any expense or discharge any duty or liability under or in respect of any leases or other agreements relating to the Mortgaged Property or any part thereof.

Security Agreement.

This Mortgage constitutes a security agreement under the applicable Uniform Commercial Code with respect to the Chattels and such other of the Mortgaged Property which is personal property. Mortgagor agrees that it will not terminate or amend any financing statements filed in connection with the Loan without Mortgagee’s prior consent. In addition to the rights and remedies granted to Mortgagee by other applicable law or hereby, Mortgagee shall have all of the rights and remedies with respect to the Chattels

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and such other personal property as are granted to a secured party under the applicable Uniform Commercial Code. Upon Mortgagee’s request, Mortgagor shall promptly and at its expense assemble the Chattels and such other personal property and make the same available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand, with interest at the Default Rate, any and all expenses, including reasonable attorneys’ fees, incurred by Mortgagee in protecting its interest in the Chattels and such other personal property and in enforcing its rights with respect thereto. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Chattels and such other personal property sent to Mortgagor in accordance with the provisions hereof at least five (5) days prior to such action shall constitute reasonable notice to Mortgagor. The proceeds of any such sale or disposition, or any part thereof, may be applied by Mortgagee to the payment of the indebtedness secured hereby in such order and proportions as Mortgagee in its discretion shall deem appropriate.

Application of Certain Payments.

In the event that all or any part of the Mortgaged Property is encumbered by one or more mortgages held by Mortgagee, Mortgagor hereby irrevocably authorizes and directs Mortgagee to apply any payment received by Mortgagee in respect of any note secured hereby or by any other such mortgage to the payment of such of said notes as Mortgagee shall elect in its sole and absolute discretion, and Mortgagee shall have the right to apply any such payment in reduction of principal and/or interest and in such order and amounts as Mortgagee shall elect in its sole and absolute discretion without regard to the priority of the mortgage securing the note so repaid or to contrary directions from Mortgagor or any other party.

Severability.

In the event any one or more of the provisions contained herein or in the Note or the Loan Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein, provided, however, that if such provision held to be invalid, illegal or unenforceable relates to the payment of any sum under the Note or any other material monetary sum, then Mortgagee may, at the option of the Required Lenders, declare the indebtedness of such specific sums only to be immediately due and payable.

Modifications and Waivers.

No provision hereof may be changed, waived, discharged or terminated orally or by any other means except as provided in Section 8.12 of the Loan Agreement. Any agreement hereafter made by Mortgagor and Mortgagee relating hereto shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

Notices, Etc.

All notices, demands, consents, approvals and statements required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, three (3) days after mailing by registered or certified mail, postage prepaid, or one (1) day after delivery to a nationally recognized overnight courier service (provided such courier service is instructed to deliver the next Business Day) providing evidence of the date of delivery, if to Mortgagor at (a) its address stated above and (b) Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019, Attention: Executive Vice President - Capital Markets; if to Mortgagee to the attention of its Real Estate Finance office at its address stated above, or at such other address of which a party shall have notified the party giving such notice in accordance with the provisions of this Section.

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Successors and Assigns.

All of the grants, covenants, terms, provisions and conditions herein shall run with the land and shall apply to, bind and inure to the benefit of, the respective successors and assigns of Mortgagor and Mortgagee.

Limitation on Interest.

Regardless of any provision contained herein or in any of the other Loan documents, the total liability for payments in the nature of interest shall not exceed the applicable limits now or hereafter imposed by any applicable state or federal interest rate laws to which Mortgagee and/or Lenders may be subject. If any payments in the nature of interest, fees and other charges made hereunder or under the Note or other Loan documents are held to be in excess of the applicable limits imposed by any such applicable state or federal interest rate laws, it is agreed that any such amount held to be in excess shall be considered payment of principal under the Note and the indebtedness evidenced thereby shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest, fees and other charges shall not exceed the applicable limits imposed by any such applicable state or federal interest rate laws in compliance with the desires of Mortgagor, Mortgagee and Lenders.

Counterparts.

This Mortgage may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same mortgage.

Substitute Mortgages.

Mortgagor and Mortgagee shall, upon their mutual agreement to do so, execute such documents as may be necessary in order to effectuate the modification hereof, including the execution of substitute mortgages, so as to create two (2) or more liens on the Mortgaged Property in such amounts as may be mutually agreed upon but in no event to exceed, in the aggregate, the Mortgage Amount; in such event, Mortgagor covenants and agrees to pay the reasonable fees and expenses of Mortgagee and its counsel in connection with any such modification.

Lenders’ Sale of Interests in Loan.

Mortgagor recognizes that any Lender may sell and transfer interests in the Loan to one or more participants or assignees and that all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Mortgagor, any Guarantor or the Loan, may be exhibited to and retained by any such participant or assignee or prospective participant or assignee, subject to the confidentiality provision under which the foregoing are delivered to such Person pursuant to the Loan Agreement.

No Merger of Interests.

Unless expressly provided otherwise, in the event that ownership hereof and title to the fee and/or leasehold estates in the Premises encumbered hereby shall become vested in the same person or entity, this Mortgage shall not merge in said title but shall continue to be and remain a valid and subsisting lien on said estates in the Premises for the amount secured hereby.

CERTAIN WAIVERS.

MORTGAGOR AND, BY ITS ACCEPTANCE HEREOF, MORTGAGEE FOR ITSELF AND ON BEHALF OF LENDERS HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVE, IN CONNECTION WITH ANY FORECLOSURE OR SIMILAR ACTION OR PROCEDURE BROUGHT BY MORTGAGEE OR LENDERS HEREUNDER, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

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Satisfaction or Assignment of Mortgage.

Upon payment in full of all sums, and the performance of all obligations, secured hereby in accordance with the terms and conditions of this Mortgage and the other Loan documents, Mortgagee or Lenders, as applicable, shall (i) execute and deliver a satisfaction or release of this Mortgage or, at Mortgagor’s option to be exercised in writing, an assignment hereof, in either case in proper form for recording, (ii) in the case of an assignment of this Mortgage, deliver the Notes, together with an allonge to the assignee in question and (iii) execute and deliver such other instruments of assignment, termination or release (as applicable), including appropriate UCC-3 termination statements, as Mortgagor may reasonably request, to evidence such satisfaction, release or assignment, as applicable. As a condition to any such satisfaction or assignment, Mortgagor covenants and agrees to pay Mortgagee’s reasonable fees and expenses (including reasonable attorneys’ fees and expenses) in connection therewith. Upon any such satisfaction or assignment, Mortgagee and Lenders shall, automatically and without the need for any further documentation, be absolutely and unconditionally released from any and all claims or liabilities in connection with the Loan. In addition, Mortgagor hereby indemnifies and agrees to hold Mortgagee and Lenders harmless from and against any and all claims and liabilities arising out of the satisfaction or assignment hereof, such indemnification to survive any such satisfaction or assignment.

Other Liens; Subrogation.

In the event any or all of the proceeds of the indebtedness secured hereby have been used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property or to satisfy any indebtedness or obligation secured by a lien or encumbrance of any kind, such proceeds have been advanced by Lenders and/or Mortgagee at Mortgagor’s request, and, to the extent of such funds so used, the indebtedness hereby secured shall be subrogated to all of the rights, claims, liens, titles and interest heretofore existing against the Mortgaged Property to secure the indebtedness or obligation so extinguished, paid, extended or renewed, and the former rights, claims, liens, title and interests, if any, shall not be waived but rather shall be continued in full force and effect and in favor of Lenders and/or Mortgagee, as the case may be, and shall not be merged with the lien and security for the repayment of the indebtedness hereby secured.

Subordination.

The lien of this Mortgage is hereby made subject and subordinate to the lien of the Series I Building Loan Mortgage, Assignment of Leases and Rents and Security Agreement dated as of the date hereof from Mortgagor to Mortgagee in the amount of $249,285,000 which is intended to be recorded with the Office of the City Register, Queens County and to all amendments, extensions, modifications, renewals and consolidations thereof hereafter entered into.

New York Provisions.

(a) Mortgagor hereby makes the following statement: “This Mortgage does not cover real property principally improved or to be improved by one (1) or more structures containing in the aggregate not more than six (6) residential dwelling units, each having its own separate cooking facilities.” and (b) the covenants and conditions contained herein, other than those included in the New York Statutory Short Form of Mortgage, shall be construed as affording to Mortgagee rights additional to, and not exclusive of, the rights conferred under the provisions of Section 254 of the Real Property Law of the State of New York.

NY 50234854v1

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered by Mortgagor.

ALEXANDER’S OF REGO PARK II, INC. a Delaware corporation

By:	/s/ Alan J. Rice
Alan J. Rice Secretary

STATE OF NEW YORK	)
:	ss.:
COUNTY OF NEW YORK	)

On the 19th day of December in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Alan J. Rice, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

By:	/s/ Ilona Jacqueline Williams
Ilona Jacqueline Williams Notary Public

My Commission Expires: July 3, 2010

SCHEDULE A

PARCEL I- Block 2080 Lot 101

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Queens, County of Queens City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of Horace Harding Expressway, formerly Horace Harding Boulevard and Nassau Boulevard, 260 feet wide, and the easterly side of Junction Boulevard, 80 feet wide, as said Horace Harding Expressway and Junction Boulevard are now laid out on the Final Topographical Map of the City of New York;

RUNNING THENCE easterly along the southerly side of Horace Harding Expressway, 456.35 feet to the westerly side of 97th Street, 60 feet wide, as shown on the Final Topographical Map of the City of New York, prior to the adoption of the Alteration Map No.3530 on December 20, 1951;

THENCE southerly along the said westerly side of 97th Street, 630 feet to the northerly side of 62nd Drive, 80 feet wide, as shown on the Final Topographical Map of the City of New York, prior to the adoption of the Alteration Map No.4822 on March 2, 1987 on Cal. No. 1;

THENCE westerly along the said northerly side of 62nd Drive, 456.35 feet to the easterly side of Junction Boulevard;

THENCE northerly along the easterly of Junction Boulevard, 630 feet to the point or place of BEGINNING.

EXCEPTING THEREFROM those portions of Horse Brook Creek as it winded and turned through the above described premises which are 10 feet wide and which lie between the westerly line of 97th Street as it was laid out 60 feet wide on the Final Map of the City of New York for the Borough of Queens prior to the adoption of the Alteration Map No.3530 on December 20, 1951 and the westerly line of 97th Street as it is laid out 70 feet wide on the present Final Map of the City of New York for the Borough of Queens.

PARCEL II

BEGINNING at a point on the northerly side of 62nd Drive, 80 feet wide, distant 80 feet westerly, as measured along the the northerly side of 62nd Drive, from the corner formed by the intersection of the westerly side of 97th Street, 70 feet wide, and said northerly side of 62nd Drive, between a lower limiting horizontal plane at elevation 35.70 feet and an upper limiting horizontal plane at elevation 80.2 feet;

RUNNING THENCE from this point of beginning, southerly along a line forming an interior angle of 90 degrees with the northerly side of 62nd Drive, 80 feet to the southerly side of 62nd Drive;

THENCE westerly along the southerly side of 62nd Drive along a line forming an interior angle of 90 degrees with the last mentioned course, 30 feet;

THENCE northerly along a line forming an interior angle of 90 degrees with the last mentioned course, 80 feet to the northerly side of 62nd Drive;

THENCE easterly along the northerly side of 62nd Drive along a line forming an interior angle of 90 degrees with the last mentioned course, 30 feet to the point or place of BEGINNING.

ELEVATIONS refer to the datum in use by the Queens Topographical Bureau which is 2.725 feet above mean sea level at Sandy Hook, New Jersey as established by the U.S. Coast and Geodetic Survey.

NY 50234854v1

TABLE OF CONTENTS

Page

ARTICLE I	COVENANTS OF MORTGAGOR	5
Section 1.01.	(a)	Warranty of Title; Power and Authority	5
(b) Hazardous Materials	6
(c) Flood Hazard Area	6
Section 1.02.	(a)	Further Assurances	6
(b) Information Reporting and Back-up Withholding	7
Section 1.03.	(a)	Filing and Recording of Documents	7
(b) Filing and Recording Fees and Other Charges	7
Section 1.04.	Payment and Performance of Loan Documents	7
Section 1.05.	Type of Entity; Maintenance of Existence; Compliance with Laws 7
Section 1.06.	After-Acquired Property	8
Section 1.07.	(a)	Payment of Taxes and Other Charges	8
(b) Payment of Mechanics and Materialmen	9
(c) Good Faith Contests	9
Section 1.08.	Taxes on Mortgagee or Lenders	10
Section 1.09.	Insurance	10
Section 1.10.	Protective Advances by Mortgagee	17
Section 1.11.	(a)	Visitation and Inspection	17
(b) Estoppel Certificates	17
Section 1.12.	Maintenance of Premises and Improvements	17
Section 1.13.	Condemnation	18
Section 1.14.	Leases	19
Section 1.15.	Premises Documents	20
Section 1.16.	Utilities	20
Section 1.17.	Trust Fund; Lien Laws	21
Section 1.18.	Interest Rate Protection	21
ARTICLE II	EVENTS OF DEFAULT AND REMEDIES	21
Section 2.01.	Events of Default and Certain Remedies	21
Section 2.02.	Other Matters Concerning Sales	27
Section 2.03.	Payment of Amounts Due	28
Section 2.04.	Actions; Receivers	29
Section 2.05.	Mortgagee’s Right to Possession	30
Section 2.06.	Remedies Cumulative	30
Section 2.07.	Moratorium Laws; Right of Redemption	30
Section 2.08.	Mortgagor’s Use and Occupancy after Default	30
Section 2.09.	Mortgagee’s Rights Concerning Application of Amounts Collected	31
ARTICLE III	MISCELLANEOUS	31
Section 3.01.	Assignment of Rents	31
Section 3.02.	Security Agreement	31
Section 3.03.	Application of Certain Payments	32
Section 3.04.	Severability	32
Section 3.05.	Modifications and Waivers	32
Section 3.06.	Notices, Etc	32
Section 3.07.	Successors and Assigns	33
Section 3.08.	Limitation on Interest	33
Section 3.09.	Counterparts	33
Section 3.10.	Substitute Mortgages	33
Section 3.11.	Lenders’ Sale of Interests in Loan	33
Section 3.12.	No Merger of Interests	33
Section 3.13.	CERTAIN WAIVERS	34

(i)

Page

Section 3.14.	Satisfaction or Assignment of Mortgage	34
Section 3.15.	Other Liens; Subrogation	34
Section 3.16.	Subordination	34
Section 3.17.	New York Provisions	35

(ii)